Exhibit 99.1

Harvest Natural Resources Announces Termination of Agreement to Sell Remaining Interests in Venezuela

HOUSTON, Jan. 2, 2015 /PRNewswire/ — Harvest Natural Resources, Inc. (NYSE: HNR) (Harvest or the Company) today announced that the Share Purchase Agreement (SPA) between Petroandina Resources Corporation N.V. (Petroandina), Pluspetrol Resources Corporation B.V. (Pluspetrol), Harvest and HNR Energia B.V., a wholly-owned subsidiary of Harvest, for the purchase of Harvest’s remaining interests in Venezuela for a purchase price of $275.0 million in cash has been terminated as a result of the failure to obtain approval of the transaction from the Government of the Bolivarian Republic of Venezuela by December 31, 2014.

Representatives of the Venezuelan Government and Corporacion Venezolana del Petroleo S.A. (CVP), a PDVSA affiliate who along with another PDVSA affiliate owns a 60% interest in Petrodelta, informed Harvest and Petroandina that any approval of the contemplated transaction would be conditioned on Petroandina guaranteeing (i) an unspecified bonus payment for access to Petrodelta’s reserves and (ii) $1.52 billion of financing for Petrodelta. Neither of these conditions exists as contractual obligations related to ownership in Petrodelta and ultimately Petroandina and the Venezuelan Government could not reach an agreement on those matters.

Harvest and Petroandina signed the SPA on December 16, 2013, and closing of the transaction had been subject to, among other things, approval by the Company’s stockholders and the Government of the Bolivarian Republic of Venezuela. On May 7, 2014, the Company’s stockholders approved the sale of the Company’s remaining interests in Venezuela to Petroandina.

As a result of the termination of the SPA, Harvest will retain its 20.4% interest in Petrodelta and Petroandina will retain its 11.6% interest in Petrodelta, which it had purchased from Harvest for $125 million in cash on December 16, 2013.

James A. Edmiston, President and CEO of Harvest, said: “After three years of our best efforts, we are both disappointed and frustrated that the sale of our interests in Petrodelta has once again been effectively denied by the Government of Venezuela and CVP. As a result of this development, in the near term, Harvest will focus on strengthening its balance sheet and exploring alternatives with regard to our interests in Petrodelta and Gabon. These actions may include efforts to monetize our Dussafu asset.”

About Harvest Natural Resources

Harvest Natural Resources, Inc., headquartered in Houston, Texas, is an independent energy company with principal operations in Venezuela and Gabon and a business development office in Singapore. For more information visit Harvest’s website at www.harvestnr.com.

CONTACT:

Stephen C. Haynes

Vice President, Chief Financial Officer

(281) 899-5716

This press release may contain projections and other forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. They include estimates and timing of expected oil and gas production, oil and gas reserve projections of future oil pricing, future expenses, planned capital expenditures, anticipated cash flow and our business strategy. All statements other than statements of historical facts may constitute forward-looking statements. Although Harvest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to have been correct. Actual results may differ materially from Harvest’s expectations as a result of factors discussed in Harvest’s 2013 Annual Report on Form 10-K and other public filings.